Exhibit 3.1B
ARTICLES OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
INTREXON CORPORATION
The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Intrexon Corporation (the “Corporation”).

2.	The Amended and Restated Articles of Incorporation of the Corporation, as amended to date, are hereby amended by replacing Article III.B in its entirety with the following:
“The aggregate number of shares that the Corporation shall have authority to issue shall be 25,000,000 shares of Preferred Stock, no par value per share (hereinafter called “Preferred Stock”), and 400,000,000 shares of Common Stock, no par value per share (hereinafter called “Common Stock”).”

3.	The foregoing amendment (the “Amendment”) was adopted on June 12, 2019.

4.
The Amendment was proposed by the board of directors of the Corporation (the “Board of Directors”) and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia. Only holders of shares of the Common Stock of the Corporation on April 16, 2019, the record date fixed by the Board of Directors (the “Record Date”), were entitled to vote on the Amendment. The number of shares of Common Stock outstanding on the Record Date, the number of votes entitled to be cast on the Amendment, and the total number of votes cast for and against the Amendment were as follows:

Shares of Common Stock outstanding:	160,720,471
Votes entitled to be cast:	160,720,471
Votes for:	141,106,139
Votes against:	8,480,871

The number of votes cast for the Amendment by the holders of shares of Common Stock was sufficient for approval.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed in the name of the Corporation as of this 11th day of July, 2019.

INTREXON CORPORATION

By:	/s/ Donald P. Lehr
Name:	Donald P. Lehr
Title:	Chief Legal Officer
SCC ID 06154801